Exhibit 99.2

SUBSCRIPTION AND UNITHOLDER AGREEMENT

between

ALGONQUIN POWER INCOME FUND

- and -

EMERA INCORPORATED

DATED as of the 22nd day of April, 2009

8.5	Allowable Purchases on Open Market or by Private Placement	16

8.6	Anti-Dilution Rights	16

8.7	Adjustment for Capital Reorganizations or Trust Conversion	17

ARTICLE 9	TERMINATION

9.1	Termination Events	18

9.2	Effect of Termination	18

ARTICLE 10	MISCELLANEOUS

10.1	Further Assurances	18

10.2	Notices	19

10.3	Time of the Essence	20

10.4	Costs and Expenses	20

10.5	Applicable Law	20

10.6	Entire Agreement	20

10.7	Counterparts	20

10.8	Assignment	20

10.9	Successors and Assigns	20

10.10	English Language	21

- ii -

SUBSCRIPTION AND UNITHOLDER AGREEMENT

THIS AGREEMENT made as of the 22nd day of April, 2009

BETWEEN:

ALGONQUIN POWER INCOME FUND, a trust formed under the laws of the Province of Ontario (the “Fund”)

- and -

EMERA INCORPORATED, a corporation incorporated under the laws of the Province of Nova Scotia (“Emera”)

BACKGROUND:

A.	Algonquin Power Fund (America) Inc. (the “Fund Subsidiary”) and Emera US Holdings Inc. (the “Emera Subsidiary”) have entered into a subscription agreement dated the date hereof (the “Holdco Subscription Agreement”) with California Pacific Utility Ventures LLC (“Holdco”) pursuant to which each of the Fund Subsidiary and the Emera Subsidiary has agreed to subscribe for an equal number of units of Holdco. The Fund Subsidiary and the Emera Subsidiary have also entered into an operating agreement dated the date hereof (the “Holdco Operating Agreement”) pursuant to which such parties have set forth certain matters relating to transfers of units in Holdco and the management of Holdco.

B.	Pursuant to the Holdco Subscription Agreement, the proceeds of such subscriptions for Holdco units shall be used to fund expenses of Holdco and to fund, in part, the acquisition (the “Acquisition”) by California Pacific Electric Company (“OpCo”), a wholly-owned direct subsidiary of Holdco, of certain electricity distribution and generating assets (the “Assets”) located in California from Sierra Pacific Power Company d/b/a NV Energy (“Sierra”).

C.	OpCo and Sierra have entered into an asset purchase agreement the date hereof (the “Asset Purchase Agreement”) setting forth the terms and conditions upon which Sierra will sell to OpCo, and OpCo will purchase from Sierra, the Assets.

D.	OpCo will arrange debt financing (the “Transaction Financing”) as contemplated in the Holdco Operating Agreement, to fund, in part, the Acquisition.

E.	This Agreement sets forth (i) the terms and conditions upon which Emera shall subscribe for Subscription Receipts (as defined below), the proceeds of which subscription shall be used by the Fund, following a Trigger Event (as defined below), to fund certain of its subscription obligations under the Holdco Subscription Agreement and (ii) certain rights and obligations of Emera as a holder of Subscription Receipts and Subject Units (as defined below) for a certain period following the occurrence of a Trigger Event.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration) the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE 1 INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

“Acquisition” has the meaning ascribed to such term in the recitals to this Agreement.

“Affiliated Entity” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under direct or indirect common Control with, such Person, and includes any Person in like relation to an Affiliated Entity; and the term “Affiliated Entities” has a corresponding plural meaning.

“Agreement” means this Subscription and Unitholder Agreement, as it may be amended, restated or replaced from time to time.

“APA Parties” means, collectively, OpCo and Sierra, and “APA Party” means either one of them;

“Applicable Securities Laws” means the securities acts, rules, instruments, orders, published policy statements and notices of the securities regulatory authorities of the provinces and territories of Canada and any other jurisdiction, and the rules of any stock exchange, including the TSX, in each case which may be applicable to the Person or the transaction in question.

“Asset Purchase Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Assets” has the meaning ascribed to such term in the recitals to this Agreement.

“Board of Trustees” means the board of Trustees of the Fund from time to time or any successor thereto following a Trust Conversion.

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, on which the banks located in Ontario, Nova Scotia and Nevada are open for business.

“Change of Control Transaction” means (i) a take-over bid, arrangement, reorganization, merger or other transaction pursuant to which a third party acquires Control of the Fund or (ii) a Transfer to a third party of all or substantially all of the Fund’s direct or indirect assets. For greater certainty, a Change of Control Transaction shall not include a Trust Conversion, provided that such Trust Conversion does not involve, and would not result in, a transaction contemplated by clause (i) or (ii) of this definition.

“Closing” shall have the meaning ascribed to such term in Section 4.1.

“Closing Date” shall have the meaning ascribed to such term in Section 4.1.

“Closing Time” shall have the meaning ascribed to such term in Section 4.1.

“Common Units” means the trust units of the Fund, and Includes any securities into which the trust units of the Fund may be converted or exchanged or reclassified pursuant to a Trust Conversion or a capital reorganization of the Fund.

“Control” means, with respect a Person (the first Person), the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of the first Person, whether through the ownership of voting securities, by contract or otherwise; and the term “Controlled” and similar terms shall have corresponding meanings.

“Current Diluted Ownership Percentage” means, at any date, the percentage ownership of the outstanding Common Units of the Fund that Emera would have on the date hereof assuming that the Common Units to be delivered in satisfaction of the rights evidenced by the Subject Receipts were delivered on the date hereof, being the number expressed as a percentage obtained by multiplying (A) the quotient obtained by dividing (i) the sum of 8,523,000 Common Units and the aggregate number of Common Units (including the aggregate number of Common Units issuable upon the conversion or exchange of any convertible or exchangeable securities of the Fund held by Emera or any of its Affiliates as of such date) acquired by Emera pursuant to Section 8.5 or Section 8,6 on or before such date by (ii) the sum of 8,523,000 Common Units, 77,910,032 Common Units and the aggregate number of Common Units (including the aggregate number of Common Units issuable upon the conversion or exchange of any convertible or exchangeable securities of the Fund issued by the Fund pursuant to Section 8.6 and outstanding on such date) issued by the Fund as contemplated by Section 8.6 and outstanding on such date, by (B) 100.

“Declaration of Trust” means the amended and restated declaration of trust of the Fund dated May 26, 2004, as further amended, supplemented or restated or replaced from time to time.

“Emera” has the meaning ascribed to such term in the opening paragraph to this Agreement.

“Emera Subsidiary” has the meaning ascribed to such term in the recitals to this Agreement.

“Escrow Agreement” means the escrow agreement dated the date hereof between Emera, the Fund, Holdco and the Escrow Agent.

“Escrow Agent” means CIBC Mellon Trust Company, or its successors, as applicable.

“Fund” has the meaning ascribed to such term in the opening paragraph to this Agreement.

“Fund Governance Committee” means the Corporate Governance Committee of the Fund established from time to time by the Trustees or any successor thereto following a Trust Conversion.

“Fund Subsidiary” has the meaning ascribed to such term in the recitals to this Agreement.

“Holdco” has the meaning ascribed to such term in the recitals to this Agreement.

“Holdco Subscription Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Holdco Operating Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Mandatory Trigger Event” means the satisfaction of any one of paragraphs (a), (b), (c) or (d) below:

(a)	the conditions set forth in clauses (i), (ii) and (iii) below have been satisfied:

(i)	Emera has received written confirmation, in a form acceptable to Emera acting reasonably, from each of the APA Parties that all of the conditions precedent to closing of the Acquisition, as set forth in Sections 8.1, 8.2 and 8.3 of the Asset Purchase Agreement (other than the payment of the purchase price of the Assets) in favour of such APA Party have been performed or complied with to the satisfaction of, or waived by, such APA Party;

(ii)	Emera has received written confirmation, in a form acceptable to Emera acting reasonably, from the lenders under the Transaction Financing that all conditions precedent to drawdown by OpCo of the full principal amount of the Transaction Financing requested by OpCo to complete the Acquisition have been performed or complied with to the satisfaction of, or waived by, such lenders; and

(iii)	neither the Fund Subsidiary nor the Emera Subsidiary has exercised its right under Section 4.2 or Section 4.3 of the Holdco Operating Agreement to cause OpCo to terminate the Asset Purchase Agreement; or

(b)	each of the conditions as set forth in clause (a)(i), (ii) and (iii) of this definition have been satisfied and any one of the events set forth in clause (x), (y) or (z) below shall have occurred:

(x)	the Emera Subsidiary has committed a Material Breach under the Holdco Operating Agreement and the Fund Subsidiary has exercised its right under Section 4.2 of the Holdco Operating Agreement to acquire the Emera Subsidiary’s units of Holdco and the Fund has provided written notice to Emera that the Fund wishes to proceed with the delivery of Subject Units in satisfaction of the rights evidenced by the Subject Receipts; or

(y)	the Fund Subsidiary has committed a Material Breach under the Holdco Operating Agreement and the Emera Subsidiary has exercised its right under Section 4.2 of the Holdco Operating Agreement to acquire the Fund Subsidiary’s units of Holdco, or

(z)	the Fund Subsidiary or the Emera Subsidiary has exercised its respective dissent right under Section 4.3 of the Holdco Operating Agreement and the other party has exercised its corresponding right under Section 4.3 of the Holdco Operating Agreement to acquire the dissenting party’s units of Holdco; or

(c)	the Fund Subsidiary has committed a Material Breach under the Holdco Operating Agreement and the Emera Subsidiary has exercised its right under Section 4.2 of the Holdco Operating Agreement to cause OpCo to terminate the Asset Purchase Agreement; or

(d)	the Emera Subsidiary has committed a Material Breach under the Holdco Operating Agreement, the Fund Subsidiary has exercised its right under Section 4.2 of the Holdco Operating Agreement to cause OpCo to terminate the Asset Purchase Agreement and the Fund has provided written notice to Emera that the Fund wishes to proceed with the delivery of Subject Units in satisfaction of the rights evidenced by the Subject Receipts.

“Mandatory Trigger Notice” has the meaning ascribed to such term in Section 7.1(a).

“Manager” means the manager of the Fund from time to time, currently Algonquin Power Management Inc.

“Material Breach” has the meaning ascribed to such term in the Holdco Operating Agreement.

“OpCo” has the meaning ascribed to such term in the recitals to this Agreement.

“OpCo Operating Agreement” means the operating agreement dated the date hereof between Holdco and OpCo relating to the management of the business and affairs of OpCo, as amended from time to time.

“Optional Trigger Event” has the meaning ascribed to such term in Section 7.2(a).

“Party” means the Fund or Emera, as applicable, and the term “Parties” means both the Fund and Emera.

“Person” means an individual, firm, trust, partnership, limited partnership, company or corporation (with or without share capital), joint venture, sole proprietorship, governmental authority or other entity of any kind.

“Promissory Note” means the non-interest bearing promissory note in the principal amount of $27,699,750, in the form attached hereto as Schedule B, issued by Emera to the Fund pursuant to Section 4.1 in satisfaction of the Subscription Price.

“Sale Notice” has the meaning ascribed to such term in Section 8.1(b)(iii).

“Sierra” has the meaning ascribed to such term in the recitals to this Agreement.

“SIFT Rules” means the provisions of the Income Tax Act (Canada) applicable to “SIFT Trusts” and “SIFT Partnerships” as defined in the Income Tax Act (Canada).

“Subject Unit” means a Common Unit delivered in satisfaction of the right evidenced by a Subscription Receipt pursuant to the terms hereof following a Trigger Event; and the term “Subject Units” has a corresponding plural meaning.

“Subject Receipts” has the meaning ascribed to such term in Section 3.1.

“Subscription Price” has the meaning ascribed to such term in Section 3.1.

“Subscription Receipt” means a subscription receipt of the Fund issued pursuant to this Agreement and from time to time outstanding, each evidencing the contingent rights to Common Units provided for herein.

“Termination Event” has the meaning ascribed to such term in Section 9.1.

“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes, directly or indirectly, from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and the terms “Transferred”, “Transferring” and similar terms shall have corresponding meanings.

“Transaction Financing” has the meaning ascribed to such term in the recitals to this Agreement.

“Trigger Event” means a Mandatory Trigger Event or an Optional Trigger Event, as applicable.

“Trust Conversion” means a merger, reorganization, conversion, sale, acquisition or other transaction undertaken by the Fund having regard to the potential application of the SIFT Rules.

“Trustee” means a trustee of the Fund; and the term “Trustees” shall have a corresponding plural meaning.

“TSX” means the Toronto Stock Exchange.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“Unitholder” means a holder of one or more Common Units; and the term “Unitholders” has a corresponding plural meaning.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Gender and Number

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and words importing individuals shall include all Persons and vice versa.

1.3	Currency

Unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, are expressed in Canadian dollars.

1.4	Subdivisions and Headings

The division of this Agreement into Articles, Sections, Schedules and other subdivisions and the inclusion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer. Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section, Subsection, paragraph, clause or Schedule are to the applicable article, section, subsection, paragraph, clause or schedule of this Agreement.

ARTICLE 2 SCHEDULES

2.1	Description of Schedules

The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule A	-	Form of Subscription Receipt Certificate
Schedule B	-	Form of Promissory Note

ARTICLE 3 SUBSCRIPTION AND DESCRIPTION OF SUBSCRIPTION RECEIPTS

3.1	Subscription for the Subscription Receipts

Emera hereby irrevocably subscribes for, on and subject to the terms and conditions set out in this Agreement, an aggregate of 8,523,000 Subscription Receipts (the “Subject Receipts”) at a price of $3.25 per Subscription Receipt, for an aggregate subscription price of $27,699,750 (the “Subscription Price”). The Parties agree that payment of the Subscription Price shall be satisfied by the delivery of the Promissory Note by Emera to the Fund.

3.2	Description of Subscription Receipts

Each Subscription Receipt represents a right that entitles the holder thereof to receive, in accordance with the terms hereof following the occurrence of a Trigger Event, without delivery of additional consideration, one Common Unit, subject to adjustment as contemplated by Section 8.7. The Subject Receipts shall be represented by a single certificate, in the form attached hereto as Schedule A, registered in the name of Emera at the address for Emera set forth in Section 10.2 and delivered to Emera at Closing against delivery of the Promissory Note pursuant to Section 4.1.

ARTICLE 4 CLOSING

4.1	Closing

Delivery and issuance of the Subject Receipts and delivery of the Promissory Note as payment of the Subscription Price will be completed (the “Closing”) at the offices of the Fund’s counsel, Blake, Cassels & Graydon LLP, Toronto at 5:00 p.m. (Toronto time) (the “Closing Time”) on April 22, 2009 or such other place or date or time as the Fund and Emera may agree (the “Closing Date”). If by the Closing Time, the conditions contained in Sections 4.2 or 4.3 have been satisfied (or waived by the relevant Party), Emera will deliver to the Fund any documents required hereunder to be executed by Emera and payment of the aggregate Subscription Price for all of the Subject Receipts against delivery by the Fund of a certificate representing all such Subject Receipts. If by the Closing Time, the conditions contained in Sections 4.2 or 4.3 have not been satisfied (and have not been waived by the relevant Party), neither Emera nor the Fund will have any further obligations under this Agreement.

4.2	Condition of Closing in Favour of the Fund

The Fund shall not be obligated to complete the subscription for Subscription Receipts under this Agreement unless, by the Closing Time, each of the conditions listed below in this Section 4.2 has been satisfied:

(a)	the TSX shall have provided conditional approval of the terms of the subscription under this Agreement;

(b)	the representations and warranties of Emera hereunder will be true and correct and Emera will have furnished to the Fund a certificate to that effect with respect to such representations and warranties; and

(c)	Emera will have complied with all of its obligations and covenants of this Agreement to be performed or complied with at or prior to the Closing Time and Emera will have furnished to the Fund a certificate to that effect with respect to such covenants and obligations.

4.3	Condition of Closing in Favour of Emera

Emera shall not be obligated to complete the subscription for Subscription Receipts under this Agreement unless, by the Closing Time, each of the conditions listed below in this Section 4.3 has been satisfied:

(a)	the TSX shall have provided conditional approval of the terms of the subscription under this Agreement;

(b)	the representations and warranties of the Fund hereunder will be true and correct and the Fund will have furnished to Emera a certificate to that effect with respect to such representations and warranties; and

(c)	the Fund will have complied with all of its obligations and covenants of this Agreement to be performed or complied with at or prior to the Closing Time and the Fund will have furnished to Emera a certificate to that effect with respect to such covenants and obligations.

4.4	Escrow

Immediately following the Closing:

(a)	the Fund shall deliver to the Escrow Agent the certificate representing the Subject Receipts, to be released in accordance with the terms of the Escrow Agreement; and

(b)	Emera shall deliver to the Escrow Agent the Promissory Note, to be released in accordance with the terms of the Escrow Agreement.

ARTICLE 5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF EMERA

5.1	Representations, Warranties and Covenants of Emera

By executing this Agreement, Emera represents, warrants and covenants to the Fund, and acknowledges that the Fund is relying thereon, that:

(a)	Emera is a valid and subsisting corporation, has the necessary corporate capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder;

(b)	this Agreement has been duly authorized, executed and delivered by Emera and constitutes a legal, valid, binding and enforceable obligation of Emera, subject, however, to the customary limitations with respect to bankruptcy, insolvency or other laws affecting creditors’ rights generally and to the availability of equitable remedies;

(c)	the entering into of this Agreement and the completion of the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to Emera or any of its constating documents;

(d)	Emera is resident in the Province of Nova Scotia and is subscribing for the Subject Receipts as principal for its own account and not with a view to resale or distribution of all or any of the Subject Receipts;

(e)	Emera is an “accredited investor” as such term is defined in paragraph (m) of the definition of “accredited investor” in National Instrument 45-106 – Prospectus and Registration Exemptions, by virtue of Emera having net assets of at least $5,000,000 as shown on its most recently prepared financial statements;

(f)	Emera has been independently advised as to the applicable hold or restricted period imposed in respect of the Subject Receipts and the Subject Units under Applicable Securities Laws, and is aware of the risks and other characteristics of each of such securities and of the fact that Emera may not be able to resell any of such securities except in accordance with Applicable Securities Laws and in compliance with this Agreement, and agrees to comply with all such resale restrictions;

(g)	Emera has not received, nor has it requested, nor does it have any need to receive, any prospectus, sales or advertising literature, offering memorandum or any other document describing the business and affairs of the Fund which has been prepared for delivery to, or review by, prospective purchasers in order to assist them in making an investment decision in respect of the Subject Receipts or the Subject Units;

(h)	Emera has such knowledge of financial and business affairs as to be capable of evaluating the merits and risks of its proposed subscription for the Subject Receipts;

(i)	Emera is neither (i) a “U.S. Person” (as defined in Rule 902(k) of Regulation S promulgated under the U.S. Securities Act, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee is a U.S. Person, and any partnership or corporation organized or incorporated under the laws of the United States, nor (ii) subscribing for the Subject Receipts for the account of a U.S. Person or a person in the United States or for resale in the United States, and the Subject Receipts have not been offered to Emera in the United States and Emera was not in the United States when the order was placed or when this Agreement was executed and delivered;

(j)	Emera understands that the Subject Units to be delivered in satisfaction of the rights evidenced by the Subject Receipts may not be delivered, in the United States or by or on behalf of a U.S. Person unless an exemption is available from the registration requirements of the U.S. Securities Act and applicable state securities laws and the holder has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Fund to such effect; and

(k)	Emera will not offer or sell the Subject Receipts or the Subject Units in the United States or to a U.S. Person, unless such securities are registered under the U.S. Securities Act and the laws of all applicable states of the United States or an exemption from such registration requirements is available.

Emera agrees that the above representations, warranties and covenants will be true and correct both as of the execution of this Agreement and as of the Closing Time and shall not merge on but shall survive the Closing.

5.2	Acknowledgments and Covenants of Emera

The foregoing representations, warranties and covenants are made by Emera with the intent that they be relied upon by the Fund in determining the eligibility of Emera as a subscriber for the Subject Receipts and of any Subject Units. Emera undertakes to notify the Fund promptly of any change in any representation or warranty of Emera set forth herein which takes place prior to the Closing Time.

Emera acknowledges that legends will be placed on the certificates representing the Subject Receipts and, if applicable, Subject Units, to the effect that the securities represented by the certificates are subject to a hold or restricted period and may not be traded until the expiry of such hold or restricted period except as permitted by Applicable Securities Laws.

Emera shall, within the applicable time frames, execute, deliver; file and otherwise assist the Fund in filing, such reports, undertakings and other documents required by Applicable Securities Laws in connection with the issuance of the Subject Receipts and, if applicable, Subject Units, including any requirements of the TSX, and the filing by the Fund of a Form 45-106F1 with the applicable securities regulatory authority or authorities in respect of the subscription for the Subject Receipts by Emera hereunder.

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND

6.1	Representations and Warranties of the Fund

The Fund hereby represents and warrants to Emera, and acknowledges that Emera is relying upon each of such representations and warranties in completing the subscription for the Subject Receipts, as follows:

(a)	the Fund is duly organized as an unincorporated open-ended trust under the laws of the Province of Ontario;

(b)	the Fund has all requisite power and authority to execute and deliver this Agreement and all other agreements and instruments to be executed by the Fund and to observe and perform its covenants and obligations hereunder and thereunder as contemplated by this Agreement;

(c)	this Agreement has been duly authorized, executed and delivered by the Fund and constitutes a legal, valid, binding and enforceable obligation of the Fund, subject, however, to the customary limitations with respect to bankruptcy, insolvency or other laws affecting creditors’ rights generally and to the availability of equitable remedies;

(d)	the Subject Receipts and the Subject Units to be delivered in satisfaction of the rights evidenced by the Subject Receipts in accordance with the terms hereof have been duly authorized for issuance by the Fund;

(e)	the entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to the Fund or of the Declaration of Trust;

(f)	no approval, authorization, consent, permit or order of, and no notice, report, filing, registration or recording with, any governmental authority, stock exchange or third party is required of the Fund in connection with the execution and delivery or with the performance by the Fund of this Agreement other than (A) the approval of the TSX and customary filings with, and payment of prescribed filing fees to, the TSX, and (B) the filing of a Form 45-106F1 with applicable securities regulatory authorities and prescribed filing fees applicable thereto;

(g)	the Fund is a reporting issuer in the each of the provinces of Canada and is not on the list of reporting issuers in default of requirements of Applicable Securities Laws maintained by the securities regulatory authority in each such province;

(h)	the Common Units are listed and posted for trading on the TSX and, to the best of its knowledge, the Fund is not in default of any of the material listing or filing requirements of the TSX;

(i)	on the date hereof, there are 77,910,032 Common Units outstanding and 1,699,718 exchangeable units of Algonquin (AirSource) Power LP outstanding;

(j)	no order ceasing or suspending trading in the securities of the Fund nor prohibiting sale of such securities has been issued to the Fund or its directors, officers or promoters and to the Fund’s knowledge, no investigations or proceedings for such purposes are pending or threatened;

(k)	the Fund is in compliance in all material respects with its continuous disclosure obligations under Applicable Securities Laws, including disclosure of any material changes in the affairs of the Fund in accordance with Applicable Securities Laws; and

(l)	each continuous disclosure document filed by the Fund with securities regulatory authorities in Canada since January 1, 2008, at the time of its filing, complied in all material respects with the requirements of Applicable Securities Laws and did not contain any misrepresentation (as defined in Applicable Securities Laws).

The Fund agrees that the above representations, warranties and covenants shall be true and correct both as of the execution of this Agreement and as of the Closing Time and shall not merge on but shall survive the Closing.

The foregoing representations and warranties are made by the Fund with the intent that they be relied upon by Emera in entering into this Agreement.

6.2	Covenants of the Fund

The Fund agrees to make such filings with the TSX as are necessary to obtain conditional approval by the TSX of the terms of the subscription under this Agreement, to the extent not already obtained.

The Fund undertakes to notify Emera promptly of any change in any representation and warranty of the Fund set forth herein which takes place prior to the Closing Time.

ARTICLE 7 TRIGGER EVENTS

7.1	Mandatory Trigger Event

(a)	The Fund shall provide written notice, which will include duly executed copies of the confirmations contemplated by the definition of “Mandatory Trigger Event” (the “Mandatory Trigger Notice”) to Emera of the occurrence of a Mandatory Trigger Event as soon as practicable following such occurrence.

(b)	Upon receipt by Emera of a Mandatory Trigger Notice following occurrence of a Mandatory Trigger Event, the full principal amount of the Promissory Note shall become due and payable to the Fund and the rights evidenced by the Subject Receipts shall be deemed to be satisfied by delivery of Common Units on a one- for-one basis, subject to adjustment as may be required pursuant to Section 8.7 and subject to being rounded (i) up in respect of fractions of 0,5 or greater, and (ii) down in respect of fractions of less than 0.5, in each case to the nearest whole number of Common Units, Emera shall, within five (5) Business Days after receipt of the Mandatory Trigger Notice following occurrence of a Mandatory Trigger Event, pay to the Escrow Agent, the full principal amount of the Promissory Note and shall deliver to the Escrow Agent the certificates evidencing the Subject Receipts.

(c)	Within five (5) Business Days of delivery to Emera of the Mandatory Trigger Notice, the Fund shall deliver to the Escrow Agent the Promissory Note and certificates representing the Common Units delivered in satisfaction of the rights evidenced by the Subject Receipts.

(d)	The delivery of the Subject Units to Emera shall be in satisfaction of Emera’s rights, evidenced by the Subject Receipts, to receive following the occurrence of a Mandatory Trigger Event, the Subject Units.

7.1	Optional Trigger Event

(a)	Upon the commencement or first public announcement of the intent of any Person, including, without limitation, the Fund, to commence or effect or complete a Change of Control Transaction, the Fund will provide Emera with written notice of such event (which notice must set forth in reasonable detail the principal terms of such Change of Control Transaction and may consist of a press release of or other continuous disclosure document filed with securities regulatory authorities) and Emera shall have the option, exercisable by providing written notice to the Fund not less than five (5) Business Days after receipt by Emera of such notice, to cause the Fund to deliver, in satisfaction of the rights evidenced by all (but not less than all) of its Subscription Receipts, Subject Units. Upon delivery by Emera of such notice to the Fund, such Change of Control Transaction shall constitute an “Optional Trigger Event” hereunder.

(b)	Upon the effective date of the Optional Trigger Event, the full principal amount of the Promissory Note shall become due and payable to the Fund and the rights evidenced by the Subject Receipts shall be deemed to be satisfied by the delivery of Common Units on a one-for-one basis, subject to adjustment as may be required pursuant to Section 8.7 and subject to being rounded (i) up in respect of fractions of 0.5 or greater, and (ii) down in respect of fractions of less than 0.5, in each case to the nearest whole number of Common Units. Emera shall, within five (5) Business Days after the effective date of the Optional Trigger Event, pay to the Escrow Agent the full principal amount of the Promissory Note and shall, as soon as practicable after the effective date of the Optional Trigger Event, return the certificate representing the Subject Receipts to the Fund.

(c)	The Fund shall deliver to the Escrow Agent the Promissory Note and certificates representing the Common Units delivered in satisfaction of the rights evidenced by the Subject Receipts within five (5) Business Days of receipt by the Escrow Agent of the full principal amount of the Promissory Note and the certificates evidencing the Subject Receipts from Emera or such earlier date as may be necessary to enable Emera to participate in such Change of Control Transaction.

(d)	The delivery of the Subject Units to Emera shall be in satisfaction of Emera’s rights, evidenced by the Subject Receipts, to receive following the occurrence of an Optional Trigger Event, the Subject Units.

ARTICLE 8 RIGHTS AND OBLIGATIONS WITH RESPECT TO THE SUBJECT RECEIPTS

AND SUBJECT UNITS

8.1	Restrictions on Transfer

(a)	Except as set forth in Section 8.1(b) Emera agrees that it shall not Transfer:

(i)	any Subject Receipts other than pursuant to the delivery of Subject Units in satisfaction of the rights evidenced by the Subject Receipts hereunder following the occurrence of a Trigger Event; or

(ii)	any Subject Unit or any securities acquired pursuant to Sections 8.5 or 8.6 prior to the third anniversary of a Trigger Event.

(b)	Notwithstanding Section 8.1(a), Emera may, at any time after the date hereof:

(i)	Transfer any Subject Receipts or Subject Units to an Affiliated Entity who agrees in writing to be bound by the restrictions hereunder applicable to Emera at the date of such Transfer until the expiry of such restrictions and who, in the case of a Transfer of Subject Receipts, also assumes Emera’s obligations under the Promissory Note by delivery of a replacement note issued by it to the Escrow Agent;

(ii)	Transfer any Subject Units as a tender or deposit to a Change of Control Transaction; and

(iii)

Transfer any Subject Units and any securities acquired pursuant to Section 8.5 or Section 8.6 to a third party following the acquisition by the Fund or Emera (or any of their respective Affiliated Entities) of all of the securities of Holdco held by the other Party (or any of its Affiliated Entities) pursuant to buy-sell arrangements between the Fund and Emera or otherwise; provided, however, that if Emera (or any of its Affiliated Entities) intends to sell the majority of the Common Units held by it (or them) to a third party by way of one or a series of transactions pursuant to this Section 8.1(b)(iii), Emera shall provide to the Fund written notice of such intention (the “Sale Notice”) at least 10 days prior to the scheduled closing date of such sale(s). The Sale Notice shall confirm the terms and conditions on which Emera is proposing to sell the Common Units, including the number of Common Units to be sold, the identity of the proposed purchaser, the price per Common Unit, and the scheduled closing date. The Fund shall have 5 days after receipt of the Sale Notice to exercise, by way of written notice to Emera, a right to purchase such Common Units on the same terms as the purchase by the proposed purchaser, failing which Emera will be free to Transfer such Common Units.

8.2	Voting Rights and Covenants

The Parties agree that:

(a)	the Subscription Receipts shall not entitle the holder thereof to vote at any meeting of the Unitholders or otherwise in respect of any matters relating to the Fund;

(b)	Subject Units shall have the same voting rights as other issued and outstanding Common Units; and

(c)	from and after the occurrence of a Trigger Event until the third anniversary of the occurrence of such Trigger Event, except as approved by the Board of Trustees, Emera:

(i)	shall not exercise any votes attached to any Subject Units to vote against the nominees for Trustee(s) of the Fund put forth by management or the then-current Trustees;

(ii)	shall exercise votes attached to all Subject Units to vote in favour of any proposal approved by the Board of Trustees with respect to a Trust Conversion, provided that, under such proposal, Emera is treated identically to all other holders of Common Units in Canada; and

(iii)	shall exercise votes attached to all Subject Units to vote in accordance with the recommendations of the Board of Trustees with respect to a Change of Control Transaction, whether such transaction arises out of the Fund’s own initiative or in response to a third party proposal; provided that this Section 8.2(c)(iii) shall not apply where (A) under such transaction Emera is not treated identically to all other holders of Common Units in Canada, or (B) such transaction is an unsolicited offer for Common Units in respect of which the Board of Trustees makes no recommendation.

8.3	Appointment of Trustee

As soon as practicable following the subscription for the Subject Receipts, Chris Huskilson (or in the event that Chris Huskilson is unable to accept such appointment, another individual designated by the Board of Trustees and acceptable to Emera, acting reasonably, but for greater certainty, such individual shall not be required to be affiliated with Emera) shall be appointed as a Trustee, At the first general meeting of Unitholders which is held subsequent to the subscription for the Subject Receipts, the management information circular prepared and mailed in respect of such meeting shall include Chris Huskilson (or such other individual, if applicable) as standing for election by Unitholders as a Trustee. For greater certainty, except as provided in the preceding sentence with respect to the inclusion of Chris Huskilson (or such other individual, if applicable) in the management information circular as standing for election as a Trustee at such first general meeting, the composition of the slate of proposed Trustees to stand for election as Trustees of the Fund at subsequent meetings of Unitholders shall be determined by the then-current Trustees and the Manager in accordance with the policies and procedures of the Fund Governance Committee. Upon the request of the chairman of the Board of Trustees made following the occurrence of a Termination Event, Chris Huskilson (or such other individual appointed pursuant hereto) shall tender his resignation from the Board of Trustees.

8.4	Standstill

From the date hereof until the third anniversary of the first to occur of a Mandatory Trigger Event or Optional Trigger Event, Emera shall not, and shall cause its Affiliated Entities not to, without the prior written consent of the Board of Trustees:

(a)	acquire or agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, consolidation, take-over bid, business combination or in any other manner, any securities or assets of the Fund or its Affiliated Entities, except as set forth in Section 8.5 or Section 8.6 and except pursuant to the Holdco Subscription Agreement;

(b)	solicit proxies of Unitholders or, as applicable, its Affiliated Entities, or seek to advise or influence any other Person with respect to the voting of any securities of the Fund or its Affiliated Entities, or form, join or in any way participate in a proxy group, in each case for any purpose;

(c)	take any actions, directly or indirectly, that question the validity or effectiveness of the Unitholder rights plan of the Fund or any securities that may be issued pursuant thereto, or seek to cause any Person, court or regulatory body to “cease trade” or otherwise restrict the operation of such plan;

(d)	have any discussions or enter into any arrangements, understandings or agreements, whether written or oral, with, advise, finance, aid, assist, encourage or act in concert with, any other Persons (other than the Fund or its Affiliated Entities and, in connection with Section 8.4(a), 8.5, 8.6 or the Holdco Operating Agreement, Emera’s Affiliated Entities) in connection with any of the foregoing, other than in connection with a Trigger Event or the deposit of units of the Fund pursuant to any Change of Control Transaction; or

(e)	make any public announcement with respect to the foregoing, except as may be required by applicable law, regulatory authorities or stock exchanges.

Nothing contained in this Agreement will restrict Emera or any of its Affiliated Entities from making a proposal to the Fund relating to an offer for any securities or any assets of the Fund or any of its Affiliated Entities.

8.5	Allowable Purchases on Open Market or by Private Placement

Notwithstanding Section 8.4, from and after the date hereof, Emera shall have the right to purchase additional Common Units through the public markets, provided that:

(a)	as an alternative to purchases through the public markets, Emera may, but will not be obligated to, make such purchases by way of private placement of Common Units from treasury, if the Board of Trustees and Emera both agree to such private placement;

(b)	purchases pursuant to this Section 8.5 in any twelve month period shall not to exceed, in the aggregate, 2.5% of the Common Units outstanding at the times of such purchases;

(c)	the aggregate number of Common Units held by Emera at any time (including Subject Units and Common Units purchased pursuant to this Section 8.5) shall not exceed 15.0% of the total outstanding Common Units then outstanding;

(d)	Emera shall provide reasonable prior written notice of such proposed purchases to the Board of Trustees, including the number of Common Units proposed to be purchased;

(e)	any purchase of Common Units pursuant to this Section 8.5 shall be subject to Applicable Securities Laws, including any requirements of the TSX, and Emera agrees to comply with Applicable Securities Laws in exercising its rights under this Section 8.5; and

(f)	any Common Units purchased pursuant to this Section 8.5 shall be subject to the provisions of Sections 8.1 and 8.2 this Agreement as if they were Subject Units.

The provisions of this Section 8.5 shall terminate and cease to be of any further force or effect on the third anniversary of the first to occur of a Mandatory Trigger Event or an Optional Trigger Event.

8.6	Anti-Dilution Rights

(a)	Notwithstanding Section 8.4 or Section 8.5, but subject to Section 8.6(b), from the date hereof until the third anniversary of the first to occur of a Mandatory Trigger Event or Optional Trigger Event:

(i)	if the Fund or an Affiliated Entity of the Fund issues additional Common Units (or securities convertible into or exchangeable for Common Units), Emera shall have the right to purchase from the Fund additional Subscription Receipts, Common Units or convertible or exchangeable securities, as applicable, on the same terms as the securities being issued by the Fund, so as to maintain its Current Diluted Ownership Percentage; and

(ii)	if currently outstanding securities which are convertible into or exchangeable for Common Units are converted or exchanged by the holders thereof into or for Common Units, Emera shall have the right to purchase, in the public markets, such number of additional Common Units as would maintain its Current Diluted Ownership Percentage.

The Fund will take all necessary corporate actions and will use commercially reasonable efforts to obtain all necessary approvals, consents, authorizations and waivers in connection with the exercise by Emera of its rights under Section 8.6(a)(i) including the approval of the TSX to the listing of any Common Units issued pursuant to Section 8.6(a)(i) or issuable upon the conversion or exchange of convertible or exchangeable securities issued pursuant to Section 8.6(a)(i).

(b)	Emera agrees, that, in connection with exercising the rights set forth in Section 8.6(a):

(i)	Emera shall provide reasonable prior written notice of such exercise to the Board of Trustees, which notice shall provide reasonable details regarding the right being exercised and the number of securities to be purchased by Emera pursuant to such exercise;

(ii)	securities purchased pursuant to such rights will be subject to Applicable Securities Laws, including any requirements of the TSX; and

(iii)	any securities purchased pursuant to such rights will be subject to the provisions of Sections 8.1 and 8.2 this Agreement as if they were Subject Receipts and/or Subject Units, as applicable.

8.7	Adjustment for Capital Reorganizations or Trust Conversion

In the event that, prior to the occurrence of a Trigger Event, the Fund undertakes a Trust Conversion or a capital reorganization, pursuant to which the Common Units are consolidated into a lesser number of Common Units, subdivided into a greater number of Common Units or converted into or exchanged for other securities, the number of Common Units to be delivered in satisfaction of the rights evidenced by the Subject Receipts shall be adjusted accordingly (so as to be equal to such number of Common Units or other securities that Emera would have held upon completion of such Trust Conversion or capital reorganization, had Emera exercised its rights evidenced by all of its Subscription Receipts to be delivered Common Units immediately prior to such Trust Conversion or capital reorganization). For greater certainty, the payment of distributions (including the payment of distributions by the issuance of Common Units) on the Common Units by the Fund from time to time shall not give rise to any adjustment hereunder.

ARTICLE 9 TERMINATION

9.1	Termination Events

Each of the following events shall constitute a “Termination Event” hereunder:

(a)	if, prior to the occurrence of an Optional Trigger Event and prior to the closing of the Acquisition, the Asset Purchase Agreement is terminated (including a termination as a result of the failure to obtain the necessary regulatory approvals for the Acquisition on terms that are acceptable, as determined by OpCo in its sole discretion), except where the Asset Purchase Agreement is terminated in the circumstances set forth in paragraphs (c) or (d) of the definition of “Mandatory Trigger Event”;

(b)	if the Fund completes a- Change of Control Transaction and Emera has not exercised its right pursuant to Section 7.2 to cause an Optional Trigger Event to have occurred effective immediately prior to such completion; and

(c)	the Emera Subsidiary has committed a Material Breach under the Holdco Operating Agreement and the Fund Subsidiary has exercised its right under Section 4.2 of the Holdco Operating Agreement to acquire the Emera Subsidiary’s units of Holdco and the Fund has provided written notice to Emera that the Fund does not wish to proceed with the delivery of Subject Units in satisfaction of the rights evidenced by the Subject Receipts and has returned to Emera the Promissory Note.

9.2	Effect of Termination

Upon the occurrence of a Termination Event, this Agreement shall be terminated, and the Parties shall have no further rights or obligations hereunder or under the Subject Receipts or the Promissory Note, including without limitation, Article 8, except the following:

(a)	Emera shall, as soon as practicable following the occurrence of the Termination Event, return to the Fund all Subject Receipts for cancellation; and

(b)	the Fund shall, as soon as practicable following the occurrence of the Termination Event and receipt of the Subject Receipts returned by Emera, return the Promissory Note to Emera for cancellation.

ARTICLE 10 MISCELLANEOUS

10.1	Further Assurances

Each of the Parties hereto upon the request of each of the other Parties hereto, whether before or after the Closing Time, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to complete the transactions contemplated herein.

10.2	Notices

Any demand, notice or other communication (hereinafter in this Section 10.2 referred to as a “Communication”) to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

if to the Fund, to:

Algonquin Power Income Fund

c/o Algonquin Power Management Inc.

2845 Bristol Circle

Oakville, Ontario L6H 7H7

Attention: Ian Robertson

Fax: (905) 465-4540

with a copy to:

Blake, Cassels & Graydon LLP

199 Bay Street, Suite 2800

Commerce Court West

Toronto, Ontario M5A 1A9

Attention: Ken Pearce

Fax: (416) 863-2653

if to Emera, to:

Emera Incorporated

1894 Barrington Street

Halifax, Nova Scotia B3J 2A8

Attention: Corporate Secretary

Facsimile: (902) 428-6171

with a copy to:

McCarthy Tetrault LLP

Suite 5300

Toronto-Dominion Bank Tower

Toronto, Ontario M5K 1E6

Attention: Harold Huber

Fax: 416-868-0673

or such other address, electronic communication number or individual as may be designated by notice by any party to the others. Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery or by electronic communication.

10.3	Time of the Essence

Time shall be of the essence of this Agreement and every part hereof.

10.4	Costs and Expenses

Each Party shall pay all fees, costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated herein.

10.5	Applicable Law

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario and the laws, of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the courts of the Province of Ontario and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of such Province.

10.6	Entire Agreement

This Agreement, including the Schedules hereto, the Promissory Note, the Escrow Agreement, the Holdco Operating Agreement, the OpCo Operating Agreement and the Holdco Subscription Agreement and the certificates, affidavits, statutory declarations and other documents contemplated by any such note or agreement, constitute the entire agreement between the parties with respect to the transactions contemplated herein and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties hereto relating to the subject matter of this Agreement other than those expressly set forth in this Agreement or in any such note, agreement, certificate, affidavit, statutory declaration or other document as aforesaid. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

10.7	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and ail of which together shall constitute one and the same Agreement. Counterparts may be delivered either in original, faxed form or by other electronic transmission and the parties adopt any signature received by a receiving fax machine or by e-mail as original signatures of the parties.

10.8	Assignment

This Agreement may not be assigned by either Party except with the prior written consent of the other Party hereto.

10.9	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors (including any successor by reason of the amalgamation or merger of any party), administrators and permitted assigns.

10.10	English Language

Each of the Fund and Emera hereby acknowledges that it has consented and requested that all documents evidencing or relating in any way to the Subscription Receipts and this Agreement be drawn up in the English language only. Nous sousignés reconnaissons par les présentes avoir consenti et demandé que tous les documents faisant foi ou se rapportant de quelque maniére aux reçus de subscription et à la présente convention dé souscription solent rédigés en anglais seulement.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first written above.

ALGONQUIN POWER INCOME FUND, by its
manager, ALGONQUIN POWER MANAGEMENT INC.

By:
Name:	Ian E. Robertson
Title:	AUTHORIZED SIGNING OFFICER

EMERA INCORPORATED

By:
Name:
Title:

10.10	English Language

Each of the Fund and Emera hereby acknowledges that it has consented and requested that all documents evidencing or relating in any way to the Subscription Receipts and this Agreement be drawn up in the English language only. Nous sousignés reconnaissons par les présentes avoir consent et demandé que tous les documents faisant foi ou se rapportant de quelque maniére aux reçcus de subscription et à la présente convention de souscription solent rédigés en anglais sculement.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first written above.

ALGONQUIN POWER INCOME FUND, by its manager, ALGONQUIN POWER MANAGEMENT INC.

By:
Name:
Title:

EMERA INCORPORATED

By:
Name:	Nancy Tower
Title:	Chief Financial Officer

James G. Spurr
General Counsel

SCHEDULE A

FORM OF SUBSCRIPTION RECEIPT CERTIFICATE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST     , 2009.

SUBSCRIPTION RECEIPTS

TO ACQUIRE COMMON UNITS OF

ALGONQUIN POWER INCOME FUND

Subscription Receipt Certificate No. —	Certificate for 8,523,000 Subscription Receipts, each entitling the Holder to acquire one Common Unit of Algonquin Power Income Fund (subject to adjustment as set out below)

THIS IS TO CERTIFY THAT, for value received, Emera Incorporated (herein called “Emera”) is the registered holder of 8,523,000 Subscription Receipts represented hereby. The Subscription Receipts evidenced by this certificate (this “Subscription Receipt Certificate”) are issued pursuant to the subscription and unitholder agreement dated —, 2009 (the “Subscription and Unitholder Agreement”) between Emera and Algonquin Power Income Fund (the “Fund”).

Capitalized terms used in this Subscription Receipt Certificate and not otherwise defined herein shall have the meanings ascribed to them in the Subscription and Unitholder Agreement, In the event of any inconsistency between the terms set forth in this certificate and the terms of the Subscription and Unitholder Agreement, the terms of the Subscription and Unitholder Agreement shall govern.

Subject to the Subscription and Unitholder Agreement and the Escrow Agreement;

(i)	upon receipt by Emera of a Mandatory Trigger Notice following the occurrence of a Mandatory Trigger Event, the rights evidenced by this Subscription Receipt Certificate shall be deemed to be satisfied by delivery of Common Units on a one-for-one basis, subject to adjustment as may be required pursuant to Section 8.7 of the Subscription and Unitholder Agreement and subject to being rounded (i) up in respect of fractions of 0.5 or greater, and (ii) down in respect of fractions of less than 0.5, in each case to the nearest whole number of Common Units; and

(ii)	upon the effective date of an Optional Trigger Event, the rights evidenced by this Subscription Receipt Certificate shall be deemed to be satisfied by the delivery of Common Units on a one-for-one basis, subject to adjustment as may be required pursuant to Section 8.7 of the Subscription and Unitholder Agreement and subject to being rounded (i) up in respect of fractions of 0.5 or greater, and (ii) down in respect of fractions of less than 0.5, in each case to the nearest whole number of Common Units.

Without limiting the provisions of Section 9.2 of the Subscription and Unitholder Agreement, upon the occurrence of a Termination Event, the Fund shall have no further obligation to deliver Common Units to Emera hereunder.

As set forth in Section 8.7 of the Subscription and Unitholder Agreement, in the event that, prior to the occurrence of a Trigger Event, the Fund undertakes a Trust Conversion or a capital reorganization, pursuant to which the Common Units are consolidated into a lesser number of Common Units, subdivided into a greater number of Common Units or converted into or exchanged for other securities, the number of Common Units to be delivered in satisfaction of the rights evidenced by this Subscription Receipt Certificate shall be adjusted accordingly (so as to be equal to such number of Common Units or other securities that Emera would have held upon completion of such Trust Conversion or capital reorganization, had Emera exercised its rights evidenced by all of its Subscription Receipts to be delivered Common Units immediately prior to such Trust Conversion or capital reorganization). For greater certainty, the payment of distributions (including the payment of distributions by the issuance of Common Units) on the Common Units by the Fund from time to time shall not give rise to any adjustment hereunder.

The holding of the Subscription Receipts evidenced by this Subscription Receipt Certificate shall not constitute Emera a unitholder of the Fund or entitle Emera to any right or interest in respect thereof except as herein and in the Subscription and Unitholder Agreement expressly provided.

The Subscription Receipts evidenced by this Subscription Receipt Certificate may only be transferred in accordance with applicable securities laws and the conditions prescribed in the Subscription and Unitholder Agreement.

Emera acknowledges that this Subscription Receipt Certificate will be deposited with the Escrow Agent pursuant to the Subscription and Unitholder Agreement and will be subject to conditions of release as set out in the Escrow Agreement.

Time shall be of the essence hereof.

IN WITNESS WHEREOF the Fund has caused this Subscription Receipt Certificate to be signed by its duly authorized officer as of the                  day of April, 2009.

ALGONQUIN POWER INCOME FUND, by its manager, ALGONQUIN POWER MANAGEMENT INC.

By:
Authorized Signing Officer

SCHEDULE B

FORM OF PROMISSORY NOTE

Principal Amount:	$27,699,750
Due Date:	Trigger Event as set forth below

FOR VALUE RECEIVED, EMERA INCORPORATED (“Emera”), unconditionally promises to pay to or to the order of ALGONQUIN POWER INCOME FUND (the “Fund”) at 2845 Bristol Circle, Oakville, Ontario, L6H 7H7 or such other place as the Holder may direct in writing, the sum of TWENTY-SEVEN MILLION SIX HUNDRED AND NINETY-NINE THOUSAND SEVEN HUNDRED AND FIFTY DOLLARS ($27,699,750.00) in lawful money of Canada, such amount payable in full upon the occurrence of a Mandatory Trigger Event or an Optional Trigger Event in accordance with, and subject to, the respective terms hereof, of the subscription and unitholder agreement dated April —, 2009 (the “Subscription and Unitholder Agreement”) between Emera and the Fund and of the escrow agreement dated April —, 2009 (the “Escrow Agreement”) among Emera, the Fund and CIBC Mellon Trust Company. The principal amount of this promissory note (this “Promissory Note”) shall not bear interest.

Capitalized terms used in this Promissory Note and not otherwise defined herein shall have the meanings ascribed to them in the Subscription and Unitholder Agreement.

This Promissory Note has been delivered by Emera to the Fund pursuant to the Subscription and Unitholder Agreement in satisfaction of the Subscription Price for 8,523,000 Subscription Receipts.

Subject to the Subscription and Unitholder Agreement and the Escrow Agreement:

(i)	upon receipt by Emera of a Mandatory Trigger Notice following the occurrence of a Mandatory Trigger Event, the full principal amount of this Promissory Note shall become due and payable to the Fund and the rights evidenced by the certificate representing the Subject Receipts shall be deemed to be satisfied by delivery of Common Units on a one-for-one basis, subject to adjustment as may be required pursuant to Section 8.7 of the Subscription and Unitholder Agreement and subject to being rounded (i) up in respect of fractions of 0.5 or greater, and (ii) down in respect of fractions of less than.0.5, in each case to the nearest whole number of Common Units. Emera shall, within five (5) Business Days after receipt of the Mandatory Trigger Notice following occurrence of a Mandatory Trigger Event, pay to the Escrow Agent, the full principal amount of this Promissory Note; and

(ii)	upon the effective date of an Optional Trigger Event, the full principal amount of this Promissory Note shall become due and payable to the Fund and the rights evidenced by the certificate representing the Subject Receipts shall be deemed to be satisfied by the delivery of Common Units on a one-for-one basis, subject to adjustment as may be required pursuant to Section 8.7 of the Subscription and Unitholder Agreement and subject to being rounded (i) up in respect of fractions of 0.5 or greater, and (ii) down in respect of fractions of less than 0.5, in each case to the nearest whole number of Common Units. Emera shall, within five (5) Business Days after the effective date of the Optional Trigger Event, pay to the Escrow Agent the full principal amount of this Promissory Note.

Without limiting the provisions of Section 9.2 of the Subscription and Unitholder Agreement, upon the occurrence of a Termination Event Emera shall have no further obligation to pay any of the principal amount of this Promissory Note.

Emera waives presentment for payment, notice of dishonour, protest and notice of protest in respect of this Promissory Note. The provisions of this Promissory Note shall enure to the benefit of the Fund and its successors and assigns and shall be binding upon Emera and its successors and assigns.

The Fund acknowledges that this Promissory Note will be deposited with the Escrow Agent pursuant to the Subscription and Unitholder Agreement and will be subject to the conditions of release set out in the Escrow Agreement

This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Ontario.

MADE AT                     ,             , this day of April, 2009,

EMERA INCORPORATED

By:
Name:
Title:

AMENDING AND JOINDER AGREEMENT

THIS AGREEMENT is dated as of January 1, 2011 (the “Agreement”) and is entered into between Algonquin Power Co, (formerly Algonquin Power Income Fund), a trust formed under the laws of the Province of Ontario (“APCo”), Algonquin Power & Utilities Corp. (“APUC”), a corporation incorporated under the laws of Canada, and Emera Incorporated, a corporation incorporated under the laws of the Province of Nova Scotia (“Emera”, and together with APCo and APUC, the “Parties”);

WHEREAS APCo and Emera entered into a subscription and unitholder agreement dated April 22, 2009 (the “Subscription and Unitholder Agreement”) pursuant to which APCo issued and sold to Emera subscription receipts (the “Subscription Receipts”) entitling the holder thereof to acquire units of APCo upon the occurrence of certain events;

AND WHEREAS APCo effected a capital reorganization in 2009 pursuant to which APCo became a wholly-owned subsidiary of APUC;

AND WHEREAS the Parties wish to (i) add APUC as a party to the Subscription and Unitholder Agreement, and (ii) amend certain provisions of the Subscription and Unitholder Agreement in the manner set forth herein;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

1.	Joinder

(a)	APUC hereby acknowledges, agrees and confirms that, by its execution of this Agreement, APUC will be deemed to be a party to the Subscription and Unitholder Agreement for all purposes of the Subscription and Unitholder Agreement, and will have all of the obligations of APCo thereunder as if APUC had executed the Subscription and Unitholder Agreement and such obligations were separate and distinct obligations of APUC.

(b)	Each of APCo and Emera hereby acknowledges, agrees and confirms that, by the execution of this Agreement, APUC will have all of the rights of APCo under the Subscription and Unitholder Agreement as if APUC had executed the Subscription and Unitholder Agreement.

(c)	Without limiting the foregoing, each of APCo and APUC hereby acknowledges, agrees and confirms that any rights of Emera under the Subscription and Unitholder Agreement which arose prior to the date of this Agreement in relation to APCo or any of its securities, including, without limitation, pursuant to Section 8.5 or Section 8.6 of the Subscription and Unitholder Agreement, will be enforceable by Emera against APUC in respect of APUC or any of its securities as if APUC had been a party to the Subscription and Unitholder Agreement at the time that such right arose and the right was enforceable against APUC, or in respect of the securities of APUC, at such time.

(d)	Nothing in this Agreement shall be construed as an assumption by APUC of APCo’s obligation to deliver Common Shares (as defined below) to Emera upon the occurrence of a Triggering Event (as defined in the Subscription and Unitholder Agreement).

2.	Amendment to Subscription and Unitholder Agreement

The Subscription and Unitholder Agreement is amended as follows:

(a)	Section 1.1 of the Subscription and Unitholder Agreement is amended by adding the following definition in alphabetical order:

““APUC” means Algonquin Power & Utilities Corp.”

(b)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Board of Trustees” and substituting therefor the following:

“Board of Directors” means the board of directors of APUC from time to time.”

(c)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Change of Control Transaction” and substituting therefor the following:

““Change of Control Transaction” means (i) a take-over bid, arrangement, reorganization, merger or other transaction pursuant to which a third party acquires Control of APUC or (ii) a Transfer to a third party of all or substantially all of APUC’s direct or indirect assets.”

(d)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Common Units” and substituting therefor the following:

““Common Shares” means the common shares of APUC and includes any securities into which the common shares of APUC may be converted, exchanged, changed or reclassified pursuant to a recapitalization of APUC.”

(e)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Current Diluted Ownership Percentage” and substituting therefor the following:

““Current Diluted Ownership Percentage” means, at any date, the ratio, expressed as a percentage, obtained by dividing (i) the sum of the number of Common Shares held by Emera or its Affiliates on such date plus the number of Common Shares issuable upon the conversion or exchange of any convertible or exchangeable securities of APUC held by Emera or its Affiliates as of such date, by (ii) the sum of the number of Common Shares issued and outstanding on such date plus the number of Common Shares issuable upon the conversion or exchange of any convertible or exchangeable securities of APUC held by Emera or its Affiliates as of such date.”

(f)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Trustee” and substituting therefor the following:

““Director” means a director of APUC; and the term “Directors” shall have a corresponding plural meaning.”

(g)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety clause (a)(ii) of the definition of “Mandatory Trigger Event” and substituting therefor the following:

“(a)(ii) Emera has received written confirmation, in a form acceptable to Emera acting reasonably, from OpCo that the Transaction Financing has been completed and the full amount of the Transaction Financing requested by OpCo to complete the Acquisition has been paid to Sierra or deposited into an escrow established in connection with the completion of the Acquisition and to which Emera is a party; and”

(h)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Party” and substituting therefore the following:

““Party” means the Fund, APUC or Emera, as applicable, and the term “Parties” means the Fund, APUC and Emera.”

(i)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Unitholder” and substituting therefor the following:

““Shareholder” means a holder of one or more Common Shares; and the terra “Shareholders” has a corresponding plural meaning.”

(j)	Section 1.1 of the Subscription and Unitholder Agreement is amended by adding the following definition in alphabetical order:

““Strategic Relationship Agreement” means the strategic relationship agreement to be entered into between Emera and APUC.”

(k)	Section 1.1 of the Subscription and Unitholder Agreement is amended by deleting in its entirety the definition of “Subject Unit” and substituting therefor the following:

““Subject Share” means a Common Share delivered in satisfaction of the right evidenced by a Subscription Receipt pursuant to the terms hereof following a Trigger Event.”

(l)	All references in the Subscription and Unitholder Agreement or the certificate evidencing the Subscription Receipts to “Common Units” and “Subject Units” are deleted and replaced with a reference to “Common Shares” and “Subject Shares”, as applicable. All references in the Subscription and Unitholder Agreement to (i) “Board of Trustees” are deleted and replaced with a reference to “Board of Directors”; (ii) “Trustee” or “Trustees” are deleted and replaced with a reference to “Director” or “Directors”, as applicable; and (iii) “Unitholder” or “Unitholders” are deleted and replaced with a reference to “Shareholder” or “Shareholders”, as applicable;

(m)	Section 7.1(b) of the Subscription and Unitholder Agreement is deleted in its entirety and the following is substituted therefor:

“(b) Upon receipt by Emera of a Mandatory Trigger Notice following occurrence of a Mandatory Trigger Event, the full principal amount of the Promissory Note shall become due and payable to the Fund and the rights evidenced by the Subject Receipts shall be deemed to be satisfied by delivery of Common Shares on a one-for-one basis, subject to adjustment as may be required pursuant to Section 8.7 and subject to being rounded (i) up in respect of fractions of 0.5 or greater, and (ii) down in respect of fractions of less than 0.5, in each case to the nearest whole number of Common Shares. Emera shall, upon receipt by Emera of a Mandatory Trigger Notice, following occurrence of a Mandatory Trigger Event, pay to or to the order of the Fund (which payment may be effected out of an escrow established by written agreement of the Parties) the full principal amount of the Promissory Note and shall deliver to the Escrow Agent the certificates evidencing the Subject Receipts.”

(n)	Section 8.4(a) of the Subscription and Unitholder Agreement is amended by adding the following language to the end of such section:

“and except pursuant to the Strategic Relationship Agreement”

(o)	Section 8.6(a) of the Subscription and Unitholder Agreement is amended by adding the following words after the words “Section 8.5” in the first line of such section:

“(with the exception of Section 8.5(c))”

(p)	Section 8.6(a) of the Subscription and Unitholder Agreement is amended by adding the following words after the words “the date hereof until” in the second line of such section:

“the later of (i) the date of termination of the Strategic Relationship Agreement; and (ii)”

(q)	Section 10.2 of the Subscription and Unitholder Agreement is amended by deleting the phrase “if to the Fund, to” in its entirety and substituting therefor the phrase “if to the Fund or APUC, to”.

(r)	The Subscription and Unitholder Agreement is amended by deleting Section 10.8 thereof in its entirety and substituting therefor the following:

“This Agreement may not be assigned by any Party except with the prior written consent of each of the other Parties.”

(s)	The certificate issued to Emera evidencing the Subscription Receipts is amended by deleting in its entirety the second sentence of the first paragraph of such certificate and substituting therefor the following:

“The Subscription Receipts evidenced by this certificate (this “Subscription Receipt Certificate”) are issued pursuant to the subscription and unitholder agreement dated as of April 22, 2009, as amended from time to time (the “Subscription and Unitholder Agreement”) between Emera and Algonquin Power Co. (formerly Algonquin Power Income Fund (the “Fund”)).”

3.	Confirmation

Except as expressly herein amended, the terms and conditions of the Subscription and Unitholder Agreement remain in full force and effect, unamended as of the date hereof, and this Agreement will be deemed to be an integral part of the Subscription and Unitholder Agreement. If there is any inconsistency between any provision hereof and the provisions of the Subscription and Unitholder Agreement, the provision contained in this Agreement will prevail to the extent of the inconsistency.

4.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. Counterparts may be delivered either in original, faxed form or by other electronic transmission and the parties adopt any signature received by a receiving fax machine or by e-mail as original signatures of the parties,

5.	Applicable Law

This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Ontario and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the courts of the Province of Ontario and each of the Parties hereto hereby irrevocably attorns to the jurisdiction of the courts of such Province.

6.	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, successors (including any successor by reason of the amalgamation or merger of any party), administrators and permitted assigns.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALGONQUIN POWER CO.

Per:
Name:
Title:

EMERA INCORPORATED

Per:
Name:	Nancy Tower
Title:	Chief Financial Officer

Per:
Name:	STEPHEN D. AFTANAS
Title:	CORPORATE SECRETARY

ALGONQUIN POWER & UTILITIES CORP.

Per:
Name:
Title: